Cullen Funds Trust 485BPOS

Exhibit 99(p)(iii)

CODE OF ETHICS

August 2026

Introduction

The Code of Ethics (“Code”) applies to Cullen Capital Management LLC, Schafer Cullen Capital Management Inc., as well as any of its current or future subsidiaries and affiliates (collectively, “Cullen”) and the U.S. registered investment companies within the Cullen Funds Trust (“Funds”). The Code applies to all Supervised Persons of Cullen and focuses principally on the prevention of breaches of the Federal Securities Laws, pre-clearance, reporting of personal transactions in securities and other matters as addressed herein. Supervised Persons of Cullen must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the clients of Cullen. As a general rule, Supervised Persons of Cullen must treat all colleagues, clients, and business partners with dignity, courtesy, and professional respect, ensuring an environment free from harassment, bullying, or discrimination.

The Code is structured as follows:

●	Section I contains a statement of general fiduciary principles

●	Section II defines certain terms used in the Code

●	Section III describes the preclearance requirements for personal securities transactions, among other things

●	Section IV describes the limitations and restrictions on personal securities transactions imposed by the Code

●	Section V describes the reporting requirements under the Code

●	Section VI describes Fiduciary Duties, including the giving and receiving of Gifts and Entertainment

●	Section VII details the administration and procedural requirements of the Code

I.	Statement of General Fiduciary Principles

Supervised Persons of Cullen must avoid serving their own personal interests ahead of the interests of clients. All personal securities transactions must be conducted in a manner that is consistent with this Code and in an effort to avoid any actual or potential conflicts of interest. Supervised Persons must avoid taking inappropriate advantage of their position and misappropriate investment opportunities from clients. Supervised Persons must conduct themselves in accordance with applicable Federal Securities Laws.

While this Code attempts to address and mitigate conflicts of interest that arise from personal trading, it does not cover all actual or potential conflicts. The Compliance Department is charged with overseeing and interpreting this Code in a manner that is fair, and in a manner that places the interests of Cullen’s clients first.

II.	Definitions

“Access Person” means any trustee or officer of Cullen Funds Trust and any Supervised Person of Cullen:

(i)	who has access to nonpublic information regarding any Advisory Client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund; or

(ii)	who is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic.

For so long as providing investment advice is Cullen’s primary business, all of Cullen or Cullen’s directors, managers, officers and partners are presumed to be Access Persons.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Advisory Client” means any client (including both investment companies and managed accounts) for which Cullen serves as an investment adviser, renders investment advice, makes investment decisions or places orders through its Trading Department.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

“Broad-Based Index” means an index designed to track the performance of a group of stocks picked to represent the broader stock market. Examples of broad-based indices include but are not limited to the Dow Jones Industrial Average, the Wilshire 5000 Total Market Index, the S&P 500 Index, and the Russell 3000 Index.

“Code” means this Code of Ethics.

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security that is exchangeable for or convertible into the equity Security of the issuer. Examples include options, rights, stock appreciation rights, warrants and convertible bonds.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm -Leach-Bliley Act, each as it may be amended, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

“Fund” means a Cullen investment company registered under the Investment Company Act of 1940.

“Immediate Family” means any of the following persons who reside in the same household as the Access / Supervised Person: child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister- in-law. Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which could lead to possible conflicts of interest, diversions of corporate opportunity or appearances of impropriety which the Code is intended to prevent.

“Independent Trustee” means any director or trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Personal Trading System” means the automated personal trading system used by Cullen for administration of this Code.

“Portfolio Manager” means a person who has or shares principal day-to-day responsibility for managing the portfolio of an Advisory Client.

“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

“Reportable Fund” means:

(i)	Any Fund for which Cullen serves as an investment adviser (including as a sub-adviser) as defined in Section 2(a)(20) of such Act (i.e., Cullen has been approved by the investment company’s board of directors to serve in such capacity); or

(ii)	Any fund whose investment adviser or principal underwriter controls Cullen, is controlled by Cullen, or is under common control with Cullen. For purposes of this Section, control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act of 1940, as amended.

“Reportable Security” shall have the general meaning as noted below and specifically the meaning ascribed to the term “security” in Section 202(a)(18) of the Advisers Act as amended, except that it shall not include:

(i)	direct obligations of the Government of the United States;

(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	shares issued by money market funds;

(iv)	shares issued by open-end funds other than Reportable Funds;

(v)	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

“SEC” means the Securities and Exchange Commission.

“Security” includes stock, closed end funds, Exchange Traded Funds, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, Private Placements, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. Security does not include futures, options on futures or options on currencies, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

“Securities Transaction” means a purchase or sale of Securities in which an Access / Supervised person or a member of his or her Immediate Family has or acquires Beneficial Ownership, including the purchase or sale of an Equivalent Security.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Cullen, or other person who provides investment advice on behalf of Cullen and is subject to the supervision and control of Cullen.

III.	Personal Securities Transactions

A.	Pre-clearance Requests

Except for the transactions set forth in Section III.B., all Securities Transactions in which an Access / Supervised Person or a member of his or her Immediate Family has Beneficial Ownership must be pre-cleared. In order to obtain pre-clearance approval, Access / Supervised Persons must submit a pre-clearance request using Cullen’s Personal Trading System, MyComplianceOffice (“MCO”). Pre-clearance approvals will be in effect for the day of approval plus the following business day.

B.	Transactions Exempt from Pre-clearance

The following Securities Transactions are exempt from the pre-clearance requirements set forth in Section III.A. of this Code:

i.              Mutual Funds. Securities issued by any registered open-end or closed-end investment company, including Exchange Traded Funds;

ii.             Certain Corporate Actions. Any acquisition or disposition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

iii.            Rights. Any acquisition or disposition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue or through the exercise of rights, options, convertible bonds or other instruments acquired in compliance with the Code;

iv.            Application to Commodities, Futures, Options on Futures and Options on Broad-Based Indices. Commodities, futures (including currency futures and futures on Broad-Based Indices), options on futures, options on currencies and options on Broad-Based Indices are not subject to the: pre-clearance, two-day black-out, 60-day profit disgorgement, or prohibited transaction provisions of Section IV of the Code. These transactions are, however, subject to transaction reporting in accordance with Section V.

v.             Miscellaneous. Any transaction in the following: (i) Bankers acceptances, (ii)  Bank certificates of deposit (“CDs”) and bank and savings and loan accounts, (iii) Commercial paper, (iv) Repurchase agreements (when backed by exempt securities), (v) Securities that are direct obligations of the U.S. Government, (vi) the acquisition of equity securities in dividend reinvestment plans (DRIPs), when the acquisition is directly through the issuer or its non-broker agents, (vii) Securities of the employer of a member of the Access / Supervised Person’s Immediate Family if such securities are beneficially owned through participation by the Immediate Family member in a profit sharing plan, 401(k) plan, Employee Stock Purchase Plan, or other similar plan, (viii) Municipal, and corporate debt obligations, (ix) Auction Rate Preferred securities, and (x) Other Securities as may from time to time be designated by the Chief Compliance Officer or his or her designee (“CCO”) on the grounds that the risk of abuse is minimal or non-existent.

While the Securities Transactions listed above are exempt from pre- clearance, they are not exempt from the reporting requirements set forth in Section V.

C.	No Knowledge Securities Transactions

Securities Transactions where neither Cullen, the Access / Supervised Person nor an Immediate Family member knows of the transaction before it is completed are not subject to the pre-clearance requirements of this Code (for example, Securities Transactions effected for an Access / Supervised Person by a trustee of a blind trust or discretionary trades involving an investment account or investment partnership in which the Access / Supervised Person is neither consulted nor advised of the trade before it is executed).

IV.	Restrictions

The following Securities Transactions for accounts in which an Access / Supervised Person or a member of his or her Immediate Family have a direct or indirect Beneficial Ownership, to the extent they require pre-clearance under Section III.A. above, are prohibited unless approved by the CCO:

i.              Initial Public Offerings. Any purchase of Securities in an Initial Public Offering (other than a new offering of a registered open-end investment company);

ii.             Pending Buy or Sell Orders. Any purchase or sale of Securities on any day during which any Advisory Client has a pending “buy” or “sell” order in the same Security (or Equivalent Security) until that order is executed or withdrawn;

iii.            Two Day Blackout. Purchases or sales of Securities by a Portfolio Manager within two calendar days of a purchase or sale of the same Securities (or Equivalent Securities) by an Advisory Client managed by that Portfolio Manager;

iv.            Intention to Buy or Sell for Advisory Client. Purchases or sales of Securities at a time when that Access / Supervised Person intends, or knows of another’s intention, to purchase or sell that Security (or an Equivalent Security) on behalf of an Advisory Client. This prohibition applies whether the Securities Transaction is in the same (e.g., two purchases or two sales) or the opposite (a purchase and sale) direction of the transaction of the Advisory Client; and

v.	60-day Holding Period:

a.            Purchases of a Security or mutual fund in which an Access / Supervised Person acquires a direct or indirect Beneficial Ownership within 60 days of the sale of the Security (or an Equivalent Security) or mutual fund in which such Access / Supervised Person has Beneficial Ownership, and

b.            Sales of a Security or mutual fund in which an Access / Supervised Person had a Beneficial Interest within 60 days of the purchase of the Security (or an Equivalent Security) or mutual fund in which such Access / Supervised Person has Beneficial Ownership.

vi.           Private Placements. Acquisitions of Securities in a Private Placement by an Access / Supervised Person are not permitted to be made unless authorized by the CCO. The CCO may give permission for such Securities Transactions only after considering, among other factors, whether the investment opportunity should be reserved for Advisory Clients and whether the opportunity is being offered to an Access / Supervised Person by virtue of his or her position as an Access / Supervised Person. Access / Supervised Persons who have been authorized to acquire and have acquired securities in a Private Placement are required to disclose that investment when they play a part in any subsequent consideration of an investment in the issuer by an Advisory Client, and the decision to purchase Securities of such an issuer by an Advisory Client must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

Unless, in each case noted above, the Access / Supervised Person agrees to give up all profits on the transaction in accordance with Section V.E.

V.	Reporting

A.	Initial Holdings Reports

Within ten (10) days after designation as an Access / Supervised Person, and thereafter on an annual basis, all Access / Supervised Persons must report their Securities holdings through MCO. Each Access / Supervised Person must provide the following information:

1.	The title and type of Reportable Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount in which the Supervised / Access Person has any direct or indirect Beneficial Ownership;

2.	The name of any broker, dealer, or bank with which the Access / Supervised Person maintains an account in which any securities are held for the Access / Supervised Person’s direct or indirect benefit; and

3.	The date the Access / Supervised Person submits the report.

B.	Quarterly Transaction Reports

Within 30 days after each quarter end, all Access / Supervised Persons must report the following information:

With respect to transactions during the quarter in any Reportable Securities in which such Access / Supervised Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Reportable Security:

i.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security involved;

ii.	The nature of the transaction (e.g. purchase, sale or any other type of acquisition or disposition);

iii.	The price of the security at which the transaction was effected;

iv.	The name of the broker, dealer, or bank with or through which the transaction was effected; and

v.	The date the Access / Supervised Person submits the report.

C.	Annual Holdings Reports

1.	Annually, all Supervised / Access Persons must report the following information. The information in such reports shall be current as of a date no more than forty-five (45) calendar days prior to the date due:

(i)	The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access / Supervised Person has any direct or indirect Beneficial Ownership;

(ii)	The name of any broker dealer or bank with which the Access / Supervised Person maintains an account in which any Securities are held for the Access / Supervised Person’s direct or indirect benefit; and

(iii)	The date the Access / Supervised Person submits the report.

2.	Securities Exempt from Annual Disclosure Requirement. Securities specifically excluded from the definition of Reportable Security, and Reportable Securities held in any account over which the Access / Supervised Person does not have any direct or indirect influence or control, are exempt from the initial and annual disclosure requirement of this Code.

D.	Compliance Review

The CCO shall be responsible for reviewing the reports made pursuant to this section.

E.	Exceptions

An Access / Supervised Person need not make a report under this section with respect to Securities held in any account over which that person has no direct or indirect influence or control.

F.	Annual Certification

Each Access / Supervised Person must certify annually within sixty (60) days of year-end that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each Access / Supervised Person must certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal Securities Transactions and accounts required to be disclosed or reported pursuant to the requirements of the Code.

G.	Independent Trustees

Independent Trustees need not provide an Initial or Annual Holdings Report pursuant to Sections V.A and V.C of this Code. Independent Trustees shall report transactions in Reportable Securities only if the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee should have known, that during the 15-day period immediately preceding or following the date of the transaction (or such period prescribed by applicable law), such security was purchased or sold, or was being considered for purchase or sale, by any client of Cullen.

The “should have known standard” implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting any Fund’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of any Fund’s portfolio holdings, market considerations, or any Fund’s investment policies, objectives and restrictions.

H.	Confidentiality

All reports of Securities Transactions and any other information filed with the Compliance Department pursuant to this Code shall be treated as confidential. In this regard, no Access / Supervised Person shall reveal to any other person (except in the normal course of his or her duties on behalf of Cullen) any information regarding Securities Transactions made or being considered by or on behalf of any client account (or Access / Supervised Person).

I.	Disclaimer

Any such Securities Transactions report for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report shall not be construed as an admission by the person making such report that he/she has any direct or indirect Beneficial Ownership in the Reportable Security to which the report relates.

VI.	Fiduciary Duties

The following provisions on gifts and entertainment apply only to Access / Supervised Persons of Cullen:

A.	Gifts and Entertainment

i.              Accepting Gifts and Entertainment: On occasion, Supervised / Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of Cullen. Gifts of nominal value (e.g., gifts whose reasonable value is no more than $300 a year), and customary business meals, entertainment (e.g., sporting events) and promotional items (e.g., pens, mugs, T-shirts, hats, etc.) may be accepted.

ii.             Solicitation of Gifts and Entertainment: Supervised / Access Persons may not solicit any gifts or gratuities from third parties.

iii.            Providing Gifts: Except with the permission of the CCO, Supervised / Access Persons may not give any gift with a value in excess of $300 per year to persons associated with securities or financial organizations, including exchanges, member organizations, commodity firms, news media or clients of Cullen. Supervised / Access Persons licensed with the Financial Industry Regulatory Authority, Inc. may not give any gift with a value in excess of $100 per year to retail clients.

iv.            Reporting Gifts and Entertainment: Access / Supervised Persons must report gifts both given and received. For gifts received in accordance with Section VI.A.i above, Access / Supervised Persons must include the recipient, description of the gift, and its value in MCO. For giving gifts, all Access / Supervised Persons must submit their requests through Cullen’s front desk team in accordance with Section VI.A.iii above, who logs each gift along with recipient, description of the gift, and its value.

B.	Payments to Advisory Clients

Access / Supervised Persons may not make any payments to Advisory Clients in order to resolve any type of Advisory Client complaint. All such matters must be handled by the CCO.

C.	Corporate Opportunities / Outside Employment / Positions of Influence

Access / Supervised Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or Cullen. This includes, but is not limited to, acquiring Securities for one’s own account that would otherwise be acquired for an Advisory Client. Employees are required to disclose any employment unrelated to Cullen to ensure there is no conflict with the business of the Adviser, service provider to the Adviser or any Advisory Client. Employment includes any position whether compensated or not. Likewise, employees must also disclose any position of influence they may have as a trustee, director, or being retained with power of attorney.

D.	Undue Influence

Access / Supervised Persons may not cause or attempt to cause any Advisory Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access / Supervised Person. If an Access / Supervised Person or a member of his or her Immediate Family stands to materially benefit from an investment decision for an Advisory Client that the Access / Supervised Person is recommending or participating in, the Access / Supervised Person must disclose to those persons with authority to make investment decisions for the Advisory Client (or to the CCO if the Access / Supervised Person in question is a person with authority to make investment decisions for the Advisory Client), any Beneficial Interest that the Access / Supervised Person (or a member of his or her Immediate Family) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Access / Supervised Person (or a member of his or her Immediate Family) or the appearance of impropriety.

E.	Involvement in Criminal Matters or Investment-Related Civil Proceedings

Each Access / Supervised Person must notify the CCO, as soon as reasonably possible, if such Access / Supervised Person is arrested, arraigned, indicted or pleads no contest to any criminal offense (other than minor traffic violations) or if named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action.

F.	Compliance With Laws

Access / Supervised Persons must comply with all applicable Federal Securities Laws.

VII.	Administration of the Code of Ethics

A.	Use of Preferred Brokers

All Access / Supervised Persons are strongly encouraged to maintain their personal trading accounts at, and execute all transactions in Reportable Securities through, one or more brokers that provide automated feeds to the MCO system. Accounts with brokers who provide account information to MCO electronically may be more accurate and require less reconciliation for the Access / Supervised Person at certification time. The Compliance Department maintains the list of such brokers.

B.	Duplicate Confirms and Statements

All Access / Supervised Persons must require their brokers to supply to the Compliance Department, on a timely basis, duplicate confirmations of all personal Securities Transactions. When possible, the duplicate confirmation requirement will be satisfied by electronic feed directly from the brokers to MCO.

If under local market practice, brokers are restricted by law from delivering duplicate confirmations to the Compliance Department, it is the Access / Supervised Person’s responsibility to provide promptly to the Compliance Department a duplicate confirmation for each trade. If a broker is unwilling to deliver duplicate confirmations for any other reason, the employee will not be permitted to maintain an account with that broker.

C.	Exemptions from the Code

In cases of hardship, the CCO can grant exemptions from the personal trading restrictions in this Code. The decision will be based on a determination that a hardship exists and the transaction for which an exemption is requested would not result in a conflict with Cullen clients’ interests. Other factors that may be considered include: the size and holding period of the Access / Supervised Person’s position in the security, the market capitalization of the issuer, the liquidity of the security, the amount and timing of client trading in the same or a related security and other relevant factors.

Any Access / Supervised Persons seeking an exemption should submit a written request setting forth the nature of the hardship along with any pertinent facts and reasons why the Access / Supervised Person believes the exemption should be granted. Access / Supervised Persons are cautioned that exemptions are exceptions and repetitive requests for exemptions by an Access / Supervised Person are not likely to be granted.

Records of the approval of exemptions and the reasons for granting the exemptions will be maintained by the Compliance Department.

D.	Fund Board of Trustees and Approval

The Board of Trustees of each Fund, as applicable, including a majority of the Independent Trustees, must approve this Code and any material changes to it. This approval shall be based on a determination that this Code contains provisions reasonably necessary to prevent Access / Supervised Persons from engaging in any conduct prohibited by Rule 17j-1 under the Investment Company Act or any other applicable rules and regulations.

No less frequently than annually, Cullen shall furnish to the Board of Trustees, and the Board of Trustees must consider a written report that:

i.              Describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures or sanctions imposed in response to the material violations; and

ii.             Certifies that the Funds and Cullen have adopted procedures reasonably necessary to prevent Access / Supervised Persons from violating the Code.

E.	Violations and Sanctions

Access / Supervised Persons must report any violations or potential violations of this Code promptly to the CCO. This policy forbids any form of intimidation or retaliation against an Access / Supervised Person for fulfilling this obligation. Retaliation against an Access / Supervised Person who reports a Code violation is in itself a violation of the Code.

Upon discovering a violation of this Code, Cullen may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure, suspension or termination of the employment of the violator.

F.	Acknowledgements

Each Access / Supervised Person must be provided with a copy of this Code and any amendments. In addition, each Access / Supervised Person must provide the Compliance Department with a written (or electronic) acknowledgment of their receipt of the Code and any amendments.

G.	Records

The Compliance Department shall maintain records in the manner and to the extent set forth below, which may be maintained by means permissible under the conditions described in Rule 31 a-2 of the Investment Company Act and Rule 204-2 the Investment Advisers Act, or under no-action letters or interpretations under these rules, and shall be available for examination by the SEC or any representatives of the SEC:

i.              A copy of this Code of Ethics shall be preserved in an easily accessible place (including for five (5) years after this Code of Ethics is no longer in effect).

ii.             A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

iii.            A copy of each report, including annual reports to the Fund Board of Trustees, and any information provided in lieu of a report, made by an Access Person pursuant to this Code of Ethics shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place.

iv.            A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO (if an exception is made) or Private Placement shall be preserved in an easily accessible place for a period of not less than five (5) years after the end of the fiscal year in which the approval is granted.

v.             A list of all Access / Supervised Persons who are, or within the past five (5) years have been, required to make reports or are responsible for reviewing these reports, pursuant to this Code of Ethics shall be maintained in an easily accessible place.

vi.            A record of all written (or electronic) acknowledgements for each Access / Supervised Person who is currently, or within the past five (5) years was, an Access / Supervised Person of Cullen.